UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2006
RedEnvelope, Inc.
(Exact name of registrant as specified in its charter)
0-50387
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	33-0844285 (I.R.S. Employer Identification No.)
149 New Montgomery Street
San Francisco, California 94105
(Address of principal executive offices, with zip code)
(415) 371-9100
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(c)
     William T. Gochnauer, 59, was appointed on December 1, 2006 to serve as the Interim Chief Financial Officer of RedEnvelope, Inc. (the “Company”), effective as of December 4, 2006. Mr. Gochnauer is a partner at Tatum, LLC, an executive services firm and is serving as the Interim Chief Financial Officer of the Company though an agreement between the Company and Tatum, LLC. Under this agreement, Mr. Gochnauer is being paid a salary of $28,000 per month, and Tatum, LLC is being paid certain fees for resources and support services.
     As mentioned above, Mr. Gochnauer has served as a partner at Tatum, LLC from May 2004 to the present. From August 2005 to November 2006, he served as a consultant to Excellence Learning Corporation, a publicly held national manufacturer and distributor of early childhood learning products. Similarly, he served as Interim Chief Financial Officer at RF Industries, Ltd., a public, national manufacturer and distributor of electronic components from February 2005 to July 2005. From April 2004 to December 2004, he served as Chief Financial Officer of Wine Direct LLC, a start-up wine direct retailer. In addition, Mr. Gochnauer was Senior Vice President and Chief Financial Officer of Western Water Company, a publicly held owner, developer and marketer of water rights and related assets in California and Colorado from July 2000 to October 2003. Mr. Gochnauer holds a Bachelor of Business Administration in Finance from Armstrong University.
     The Company issued a press release on December 5, 2006 announcing the appointment of Mr. Gochnauer as the Company’s Interim Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits
99.1 RedEnvelope, Inc. Press Release dated December 5, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RedEnvelope, Inc.
Date: December 6, 2006	By:	/s/ Ken Constable
Ken Constable
President and Chief Executive Officer

Index to Exhibits

Exhibit
Number	Description
99.1	RedEnvelope, Inc. Press Release dated December 5, 2006